Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 29, 2024

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the incorporation by reference in this Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 23, 2024, with respect to the balance sheets of My Racehorse CA, LLC and its listed Series as of December 31, 2023 and 2022 and the related statements of operations, member's equity/deficit, and cash flows for the calendar year periods of 2023 and 2022 and the related notes to the financial statements, which report was included in the annual report on Form 1-K, filed on April 29, 2024.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC